Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
July 26, 2012	Meghan O’Leary
Investor Relations
NASDAQ: SIVB	(408) 654-6364

SVB FINANCIAL GROUP ANNOUNCES 2012 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 26, 2012 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2012.

Consolidated net income available to common stockholders for the second quarter of 2012 was $47.6 million, or $1.06 per diluted common share, compared to $34.8 million, or $0.78 per diluted common share, for the first quarter of 2012, and $65.8 million, or $1.50 per diluted common share, for the second quarter of 2011. Consolidated net income included pre-tax gains of $5.0 million and $37.3 million for the second quarters of 2012 and 2011, respectively, from the sale of certain available-for-sale securities, pre-tax gains of $4.2 million for the second quarter of 2012 from the sale of certain assets related to our equity management services business, and pre-tax gains of $3.1 million for the second quarter of 2011 from the early extinguishment of debt and the termination of corresponding interest rate swaps. Excluding these gains, net income for the second quarter of 2012 was $42.1 million, or $0.94 per diluted common share, compared to $41.4 million, or $0.95 per diluted common share for the second quarter of 2011 (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures”.)

“Our results in the second quarter show that SVB’s clients continue to perform well and that we are able to execute on our strategy, despite the challenging business climate. We delivered exceptional loan growth, outstanding credit quality, and significant increases in total client funds, all of which contributed to robust earnings,” said Greg Becker, President and CEO of SVB Financial Group. “While the broader economic outlook remains uncertain, it is clear that the strong position we have built as the bank of choice for innovation companies around the world is a meaningful advantage in the current environment.”

Highlights of our second quarter 2012 results (compared to first quarter 2012, unless otherwise noted) included:

•

Continued strong growth in our lending business with record high average loan balances of $7.2 billion, an increase of $432.8 million (or 6.4 percent). Period-end loan balances were $7.8 billion, an increase of $668.5 million (or 9.4 percent).

•

Strong overall credit quality, as reflected by our allowance for loan losses as a percentage of gross loans of 1.25 percent. Our provision for loan losses of $8.0 million for the second quarter of 2012 was primarily attributable to loan growth.

•

Average deposit balances of $17.4 billion, an increase of $441.9 million (or 2.6 percent). Period-end deposits balances were $18.1 billion, an increase of $1.4 billion (or 8.1 percent). Our total period-end client funds (including both deposits and off-balance sheet client investment funds) increased by $2.3 billion to $38.2 billion at June 30, 2012.

•

Net interest margin of 3.22 percent, a decrease of 8 basis points. While our net interest margin declined, net interest income (fully taxable equivalent basis) increased by $1.0 million to $152.4 million primarily from loan growth.

•

Gains on investment securities, net of noncontrolling interests, of $11.3 million, compared to $0.5 million. The gains of $11.3 million for the second quarter of 2012 included $5.0 million from the sale of certain available-for-sale securities. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures”.)

Consolidated net income available to common stockholders for the six months ended June 30, 2012 was $82.4 million, or $1.85 per diluted common share, compared to $98.8 million, or $2.27 per diluted common share, for the comparable 2011 period. Non-GAAP net income available to common stockholders for the six months ended June 30, 2012 was $76.9 million, or $1.72 per diluted common share, compared to $74.4 million, or $1.71 per diluted common share, for the comparable 2011 period. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures”.)

Second Quarter 2012 Summary

(Dollars in millions, except share data and ratios)	Three months ended					Six months ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011
Income statement:
Diluted earnings per common share	$1.06	$0.78	$0.81	$0.86	$1.50	$1.85	$2.27
Net income available to common stockholders	47.6	34.8	35.6	37.6	65.8	82.4	98.8
Net interest income	151.9	150.9	140.1	135.5	130.5	302.9	250.8
Provision for (reduction of) loan losses	8.0	14.5	8.2	0.8	0.1	22.5	(2.9)
Noninterest income	80.4	59.3	73.1	95.6	123.7	139.7	213.7
Noninterest expense	135.8	132.0	134.7	127.5	121.0	267.8	238.5
Non-GAAP net income available to common stockholders (1)	42.1	34.8	35.6	37.6	41.4	76.9	74.4
Non-GAAP diluted earnings per common share (1)	0.94	0.78	0.81	0.86	0.95	1.72	1.71
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets (1)	57.8	51.4	62.1	54.4	59.8	109.2	106.2
Non-GAAP noninterest expense, net of noncontrolling interests (1)	131.8	129.2	132.0	124.7	121.5	261.0	235.5

Fully taxable equivalent:
Net interest income (2)	$152.4	$151.4	$140.6	$135.9	$130.9	$303.8	$251.7
Net interest margin	3.22%	3.30%	3.10%	3.13%	3.13%	3.26%	3.04%

Balance sheet:
Average total assets	$20,890.9	$20,232.5	$19,660.6	$18,796.5	$18,254.5	$20,561.7	$18,103.2
Average loans, net of unearned income	7,237.2	6,804.3	6,394.8	6,006.6	5,532.8	7,020.8	5,423.1
Average available-for-sale securities	10,931.7	10,497.7	9,530.3	9,620.9	9,513.3	10,714.7	9,121.4
Average noninterest-bearing demand deposits	12,264.0	12,026.0	11,586.3	10,634.8	9,551.7	12,145.0	9,350.7
Average interest-bearing deposits	5,143.6	4,939.8	4,925.7	5,169.3	5,718.1	5,041.7	5,619.1
Average total deposits	17,407.6	16,965.8	16,512.0	15,804.0	15,269.7	17,186.7	14,969.8
Average long-term debt	553.9	603.3	605.4	610.0	770.3	578.6	989.1
Period-end total assets	21,289.8	20,818.3	19,968.9	19,195.4	19,366.7	21,289.8	19,366.7
Period-end loans, net of unearned income	7,789.8	7,121.3	6,970.1	6,328.6	5,978.6	7,789.8	5,978.6
Period-end available-for-sale securities	10,621.0	11,527.5	10,536.0	9,639.4	9,580.9	10,621.0	9,580.9
Period-end non-marketable securities	1,132.3	1,021.9	1,004.4	952.0	875.2	1,132.3	875.2
Period-end noninterest-bearing demand deposits	12,842.2	11,837.6	11,861.9	11,162.8	10,683.9	12,842.2	10,683.9
Period-end interest-bearing deposits	5,226.6	4,879.3	4,847.6	4,976.4	5,594.5	5,226.6	5,594.5
Period-end total deposits	18,068.8	16,716.9	16,709.5	16,139.2	16,278.5	18,068.8	16,278.5

Off-balance sheet:
Average total client investment funds	$19,863.9	$18,883.2	$18,458.7	$17,915.6	$17,759.2	$19,373.5	$17,285.6
Period-end total client investment funds	20,097.1	19,111.7	18,743.9	18,692.4	18,158.7	20,097.1	18,158.7
Total unfunded credit commitments	8,752.7	7,866.1	8,067.6	7,619.2	7,414.6	8,752.7	7,414.6

Earnings ratios:
Return on average assets (annualized) (3)	0.92%	0.69%	0.72%	0.79%	1.44%	0.81%	1.10%
Non-GAAP return on average assets (annualized) (1)	0.81	0.69	0.72	0.79	0.91	0.75	0.83
Return on average common SVBFG stockholders’ equity (annualized) (4)	11.21	8.61	8.99	9.93	18.78	9.95	14.65
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	9.91	8.61	8.99	9.93	11.81	9.28	11.03

Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.25%	1.41%	1.28%	1.34%	1.36%	1.25%	1.36%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.18	1.16	1.23	1.25	1.27	1.18	1.27
Gross charge-offs as a % of average total gross loans (annualized)	0.78	0.41	0.43	0.54	0.31	0.60	0.32
Net charge-offs (recoveries) as a % of average total gross loans (annualized)	0.59	0.21	0.22	(0.15)	0.00	0.41	(0.09)

Other ratios:
Operating efficiency ratio (5)	58.31%	62.65%	63.06%	55.04%	47.53%	60.37%	51.24%
Non-GAAP operating efficiency ratio (1)	62.70	63.72	65.16	65.53	63.72	63.20	65.80
Total risk-based capital ratio	13.85	14.30	13.95	14.81	14.97	13.85	14.97
Tangible common equity to tangible assets (1)	8.06	7.87	7.86	8.00	7.42	8.06	7.42
Tangible common equity to risk-weighted assets (1)	13.35	13.54	13.25	14.21	13.72	13.35	13.72
Period-end loans, net of unearned income, to deposits	43.11	42.60	41.71	39.21	36.73	43.11	36.73
Average loans, net of unearned income, to deposits	41.57	40.11	38.73	38.01	36.23	40.85	36.23
Book value per common share (6)	$38.63	$37.19	$36.07	$35.50	$33.31	$38.63	$33.31

Other statistics:
Average full-time equivalent employees	1,566	1,556	1,522	1,478	1,416	1,561	1,403
Period-end full-time equivalent employees	1,562	1,554	1,526	1,504	1,428	1,562	1,428

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011 and June 30, 2011. The taxable equivalent adjustments were $1.0 million for each of the six months ended June 30, 2012 and 2011.
(3)	Ratio represents consolidated net income available to common stockholders divided by quarterly and year-to-date average assets (annualized).
(4)	Ratio represents consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity (annualized).
(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.
(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $152.4 million for the second quarter of 2012, compared to $151.4 million for the first quarter of 2012 and $130.9 million for the second quarter of 2011. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the first to the second quarter of 2012. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q2’12 compared to Q1’12
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(278)	$152	$(126)
Available-for-sale securities	1,914	(5,217)	(3,303)
Loans	6,851	(2,377)	4,474

Increase (decrease) in interest income, net	8,487	(7,442)	1,045

Interest expense:
Deposits	82	51	133
Short-term borrowings	96	3	99
Long-term debt	(230)	45	(185)

(Decrease) increase in interest expense, net	(52)	99	47

Increase (decrease) in net interest income	$8,539	$(7,541)	$998

The increase in net interest income, on a fully taxable equivalent basis, from the first to the second quarter of 2012, was primarily attributable to the following:

•

An increase in interest income of $4.5 million from our loan portfolio, primarily due to an increase in average loan balances of $432.8 million, as well as an increase in loan prepayment fees. These increases were partially offset by a decrease in the yield on our portfolio, which is consistent with our credit performance and also reflective of our success in growing our later stage client portfolio. Additionally, the trend in yields is being influenced by changes in the composition of our loan portfolio to a higher proportion of variable-rate loans tied to LIBOR and national Prime rate benchmarks.

•

A decrease of $3.3 million in interest income from available-for-sale securities primarily due to an increase in premium amortization expense on fixed-rate mortgage securities, consistent with the impact of the level of long-term market rates on actual and estimated mortgage prepayments. This decrease in overall yield was partially offset by an increase in average balances of $434.0 million, primarily due to the full-quarter effect of new investments purchased during the first quarter of 2012. No new investments were made in the second quarter of 2012 as cash flows were used to fund loan growth and reduce overnight borrowings.

Net interest margin, on a fully taxable equivalent basis, was 3.22 percent for the second quarter of 2012, compared to 3.30 percent for the first quarter of 2012 and 3.13 percent for the second quarter of 2011. The decrease in our net interest margin from the first to the second quarter of 2012 was primarily due to increased premium amortization expense on fixed-rate mortgage securities and lower yields on our loan portfolio. These decreases were partially offset by growth in average loan balances, which has resulted in a favorable change in our mix of interest-earning assets.

For the second quarter of 2012, 74.6 percent, or $5.6 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 73.6 percent, or $5.1 billion, for the first quarter of 2012 and 71.0 percent, or $4.1 billion, for the second quarter of 2011. For the second quarter of 2012, average variable-rate available-for-sale securities were $2.2 billion, or 20.1 percent of our available-for-sale securities portfolio, compared to $2.3 billion, or 22.4 percent in the first quarter of 2012. These securities have variable-rate coupons that are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to optimize portfolio yield over the long-term consistent with our liquidity, credit diversification and asset/liability management strategies.

Average available-for-sale securities increased by $434.0 million to $10.9 billion for the second quarter of 2012, compared to $10.5 billion for the first quarter of 2012 and $9.5 billion for the second quarter of 2011. Period-end available-for-sale securities were $10.6 billion at June 30, 2012, $11.5 billion at March 31, 2012 and $9.6 billion at June 30, 2011. The increase in average available-for-sale of $434.0 million was due to the full-quarter effect of purchases made in the first quarter. The decrease in period-end available-for-sale securities of $906.6 million from the first to the second quarter of 2012 was due to paydowns of $603.1 million and sales of $315.7 million in U.S. agency securities in the second quarter of 2012, which resulted in pre-tax gains of $5.0 million. The proceeds from the sales and paydowns of available-for-sale securities during the quarter were used primarily to fund loan growth and to reduce overnight borrowings.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents investments in venture capital funds, debt funds and private portfolio companies.

Non-marketable securities increased by $110.4 million to $1.1 billion ($460.5 million net of noncontrolling interests) at June 30, 2012, compared to $1.0 billion ($360.2 million net of noncontrolling interests) at March 31, 2012 and $875.2 million ($331.6 million net of noncontrolling interests) at June 30, 2011. The increase from the first to the second quarter of 2012 was primarily attributable to the funding of our capital contribution of $79.7 million to our joint venture bank in China, as well as gains from our managed funds. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $7.2 billion for the second quarter of 2012, compared to $6.8 billion for the first quarter of 2012 and $5.5 billion for the second quarter of 2011. Period-end loans, net of unearned income, were $7.8 billion at June 30, 2012, compared to $7.1 billion at March 31, 2012 and $6.0 billion at June 30, 2011. The increase in average and period-end loan balances from the first to the second quarter of 2012 came primarily from sponsor-led buyouts in the software niche and from our venture capital/private equity clients for capital calls.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million totaled $2.4 billion, $2.0 billion and $1.6 billion at June 30, 2012, March 31, 2012 and June 30, 2011, respectively, which represents 30.7 percent, 28.3 percent and 26.1 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Allowance for loan losses, beginning balance	$100,922	$89,947	$82,051	$89,947	$82,627
Provision for loan losses	7,999	14,529	134	22,528	(2,913)
Gross loan charge-offs	(14,130)	(6,990)	(4,293)	(21,120)	(8,615)
Loan recoveries	3,375	3,436	4,263	6,811	11,056

Allowance for loan losses, ending balance	$98,166	$100,922	$82,155	$98,166	$82,155

Provision for loan losses as a percentage of total gross loans (annualized)	0.41%	0.81%	0.01%	0.58%	(0.10)%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.78	0.41	0.31	0.60	0.32
Net loan charge-offs (recoveries) as a percentage of average total gross loans (annualized)	0.59	0.21	0.00	0.41	(0.09)
Allowance for loan losses as a percentage of period-end total gross loans	1.25	1.41	1.36	1.25	1.36
Total gross loans at period-end	$7,857,468	$7,180,779	$6,030,966	$7,857,468	$6,030,966
Average total gross loans	7,297,446	6,861,122	5,579,271	7,079,284	5,468,200

Our provision for loan losses was $8.0 million for the second quarter of 2012, compared to $14.5 million for the first quarter of 2012. The provision of $8.0 million for the second quarter of 2012 was primarily attributable to loan growth.

Gross loan charge-offs of $14.1 million for the second quarter of 2012 included a $7.1 million charge-off from a single nonperforming hardware loan that was specifically reserved for in the first quarter of 2012. The remaining charge-offs were primarily from our hardware and software loan portfolios. Loan recoveries of $3.4 million for the second quarter of 2012 were primarily from our software and other commercial loan portfolios.

Our allowance for loan losses as a percentage of total gross loans decreased from 1.41 percent at March 31, 2012 to 1.25 percent at June 30, 2012. This decrease was primarily due to the $7.1 million charge-off for the single nonperforming loan described above as well as the reduction of $4.1 million in specific reserves related to this loan. The allowance for loan losses for total gross performing loans as a percentage of total gross performing loans was 1.18 percent at June 30, 2012, compared to 1.16 percent at March 31, 2012.

Our nonperforming loans totaled $27.1 million at June 30, 2012 compared to $41.7 million at March 31, 2012. The decrease of $14.6 million came primarily from the charge-off of $7.1 million for the loan described above, as well as paydowns of $7.0 million on nonperforming loans. The allowance for loan losses related to nonperforming loans was $5.7 million at June 30, 2012 compared to $18.4 million at March 31, 2012.

Client Funds

Our client funds consist of both deposits and off-balance sheet client investment funds. Our total period-end client funds increased by $2.4 billion to $38.2 billion at June 30, 2012, compared to $35.8 billion at March 31, 2012. Our total average client funds increased by $1.5 billion to $37.3 billion for the second quarter of 2012, compared to $35.8 billion for the first quarter of 2012.

Deposits

Average deposits were $17.4 billion for the second quarter of 2012, compared to $17.0 billion for the first quarter of 2012 and $15.3 billion for the second quarter of 2011. Period-end deposits increased by $1.4 billion to $18.1 billion at June 30, 2012, compared to $16.7 billion at March 31, 2012 and $16.3 billion at June 30, 2011. The increase in period-end deposits from the first to the second quarter of 2012 came primarily from an increase in our noninterest-bearing demand deposits, which increased by $1.0 billion to $12.8 billion. Overall deposit growth was primarily due to new client acquisition and increased fundraising activity from our existing venture capital/private equity clients.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $19.9 billion for the second quarter of 2012, compared to $18.9 billion for the first quarter of 2012 and $17.8 billion for the second quarter of 2011. Period-end client investment funds were $20.1 billion at June 30, 2012, compared to $19.1 billion at March 31, 2012 and $18.2 billion at June 30, 2011. The increase in average and period-end total client investment funds from the first to the second quarter of 2012 was primarily due to our clients’ increased utilization of our off-balance sheet sweep product.

Short-term Borrowings

Period-end short-term borrowings decreased by $843.5 million to $5.9 million at June 30, 2012, compared to $849.4 million at March 31, 2012. Overnight borrowings of $845.0 million from March 31, 2012 were repaid during the quarter primarily with the proceeds from sales and paydowns of available-for-sale securities.

Long-term Debt

Long-term debt was $458.2 million at June 30, 2012 compared to $601.8 million at March 31, 2012. The decrease of $143.6 million was primarily due to the maturity of our 5.70% Senior Notes on June 1, 2012.

Noninterest Income

Noninterest income was $80.4 million for the second quarter of 2012, compared to $59.3 million for the first quarter of 2012 and $123.7 million for the second quarter of 2011. Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities (in the second quarters of 2012 and 2011) and excluding gains from the sale of certain assets related to our equity management services business (in the second quarter of 2012) was $57.8 million for the second quarter of 2012, compared to $51.4 million for the first quarter of 2012 and $59.8 million for the second quarter of 2011. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains on investment securities discussed in this section are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

The increase of $21.1 million in noninterest income from the first to the second quarter of 2012 was primarily driven by higher gains on investment securities, while our fee income remained at comparable levels. Items impacting the change in noninterest income from the first to the second quarter of 2012 were as follows:

•

Net gains on investment securities were $25.8 million for the second quarter of 2012 compared to net gains of $7.8 million for the first quarter of 2012. Net of noncontrolling interest, net gains on investment securities were $11.3 million for the second quarter of 2012 compared to $0.5 million for the first quarter of 2012. The gains, net of noncontrolling interests, of $11.3 million for the second quarter of 2012 were primarily driven by the following:

•	Gains of $6.7 million from our nonmarketable securities, primarily related to unrealized gains from investments in debt funds and certain fund investments.

•

Gains of $5.0 million from the sale of $315.7 million U.S. agency securities that were held in our available-for-sale portfolio. Proceeds from the sale of these securities were used to reduce overnight borrowings.

As of June 30, 2012, we held investments, either directly or through 12 of our managed investment funds, in 463 funds (primarily venture capital funds), 108 companies and five debt funds.

The following tables provide a summary of net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities (in the second quarter of 2012), for the three months ended June 30, 2012 and March 31, 2012, respectively:

	Three months ended June 30, 2012
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$14,464	$1,059	$2,503	$4,567	$3,216	$25,809
Less: income attributable to noncontrolling interests, including carried interest	13,286	1,201	15	—	—	14,502

Net gains (losses) on investment securities, net of noncontrolling interests	1,178	(142)	2,488	4,567	3,216	11,307
Less: gains on sales of certain available-for-sale securities	—	—	—	4,955	—	4,955

Net gains (losses) on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$1,178	$(142)	$2,488	$(388)	$3,216	$6,352

	Three months ended March 31, 2012
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$12,305	$(4,682)	$881	$(874)	$209	$7,839
Less: income (losses) attributable to noncontrolling interests, including carried interest	11,282	(3,959)	15	—	—	7,338

Net gains (losses) on investment securities, net of noncontrolling interests	$1,023	$(723)	$866	$(874)	$209	$501

•

Net gains on derivative instruments were $8.7 million for the second quarter of 2012 compared to net gains of $6.0 million for the first quarter of 2012. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net gains on equity warrant assets	$4,876	$6,935	$13,861	$11,811	$17,857
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	1,330	1,065	315	2,395	790
Gains (losses) on internal foreign exchange forward contracts, net (1)	2,993	(2,051)	(483)	942	(3,051)

Total gains (losses) on foreign exchange forward contracts, net	4,323	(986)	(168)	3,337	(2,261)
Change in fair value of interest rate swaps	108	389	(67)	497	(67)
Net (losses) gains on other derivatives (2)	(594)	(362)	25	(956)	(1,327)

Total gains on derivative instruments, net	$8,713	$5,976	$13,651	$14,689	$14,202

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. This is offset by the gains and losses from the revaluation of these foreign currency denominated loans, which are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.
(2)	Primarily represents the change in fair value of loan conversion options.

The key changes in factors affecting net gains on derivative instruments from the first to the second quarter of 2012 were as follows:

•

Net gains of $3.0 million on internal foreign exchange forward contracts for our foreign currency denominated loans for the second quarter of 2012 compared to net losses of $2.1 million for the first quarter of 2012. The net gains for the second quarter of 2012 were primarily due to the strengthening of the U.S. dollar against the Euro and Pound Sterling, and were partially offset by net losses of $3.1 million from the revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income (as discussed below).

•

Net gains on equity warrant assets of $4.9 million for the second quarter of 2012 compared to $6.9 million for the first quarter of 2012. The net gains for the second quarter of 2012 were driven by merger and acquisition (“M&A”) activity, and included gains of $3.3 million from valuation increases and gains of $2.2 million from the exercise of equity warrant assets.

The above increases in noninterest income were partially offset by a decrease in other noninterest income of $0.4 million. The key changes in factors affecting other noninterest income from the first to the second quarter of 2012 were as follows:

•

Net losses of $3.1 million from the revaluation of our foreign currency denominated loans for the second quarter of 2012 compared to net gains of $1.7 million for the first quarter of 2012. The losses for the second quarter of 2012 were primarily due to the strengthening of the U.S. dollar against the Euro and Pound Sterling, and were partially offset by net gains of $3.0 million from our internal forward exchange forward contracts that are included in the line item “Gains on derivative instruments, net” as part of noninterest income (as discussed above).

•

Currency revaluation losses of $1.5 million in the second quarter of 2012 compared to gains of $0.6 million in the first quarter of 2012. The losses for the second quarter of 2012 were primarily due to the strengthening of the U.S. dollar against the Indian Rupee.

•	Net gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

Noninterest Expense

Noninterest expense was $135.8 million for the second quarter of 2012, compared to $132.0 million for the first quarter of 2012 and $121.0 million for the second quarter of 2011. The key factors contributing to the increase in noninterest expense from the first to the second quarter of 2012 were as follows:

•

A provision for unfunded credit commitments of $1.9 million for the second quarter of 2012 compared to a reduction of provision of $0.3 million for the first quarter of 2012. The provision of $1.9 million for the second quarter of 2012 was primarily due to an increase in unfunded credit commitment balances of $886.6 million.

•	An increase of $1.9 million in professional services expense to support our ongoing business and infrastructure initiatives.

•	An increase of $1.9 million in premises and equipment, primarily due to increased spending to enhance and maintain our IT infrastructure.

The above increases in noninterest expense were partially offset by the following:

•	A decrease of $3.4 million in compensation and benefits expense. The following table provides a summary of our compensation and benefits expense:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Compensation and benefits:
Salaries and wages	$37,501	$38,120	$32,634	$75,621	$66,441
Incentive compensation plan	18,783	15,716	23,763	34,499	39,418
Employee stock ownership plan (“ESOP”)	2,055	5,431	3,215	7,486	8,569
Other employee benefits (1)	22,046	24,470	20,276	46,516	41,092

Total compensation and benefits	$80,385	$83,737	$79,888	$164,122	$155,520

Period-end full-time equivalent employees	1,562	1,554	1,428	1,562	1,428
Average full-time equivalent employees	1,566	1,556	1,416	1,561	1,403

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee related expenses.

The key changes in factors affecting compensation and benefits expense from the first to the second quarter of 2012 were as follows:

•	A decrease of $6.4 million in ESOP contributions and 401(k) employer matching contributions, primarily due to seasonal 2011 incentive compensation payouts made during the first quarter of 2012.

•	An increase of $3.1 million in incentive compensation expense, which reflects our current expectation that we will exceed our internal performance targets for 2012.

Non-GAAP noninterest expense, net of noncontrolling interests and excluding net gains from debt repurchases (in the second quarter of 2011), was $131.8 million for the second quarter of 2012, compared to $129.2 million for the first quarter of 2012 and $121.5 million for the second quarter of 2011. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 39.8 percent for the second quarter of 2012, compared to 40.6 percent for the first quarter of 2012 and 39.7 percent for the second quarter of 2011. The decrease in the tax rate from the first to the second quarter of 2012 was primarily attributable to lower taxes on foreign operations and lower state tax rates. Our effective tax rate was 40.2 percent for the six months ended June 30, 2012, compared to 40.1 percent for the comparable 2011 period.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests” on our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net interest income (1)	$(38)	$(43)	$(45)	$(81)	$(52)
Noninterest income (1)	(11,210)	(6,632)	(28,418)	(17,842)	(70,789)
Noninterest expense (1)	3,947	2,818	2,621	6,765	6,102
Carried interest (2)	(2,174)	(1,286)	1,860	(3,460)	669

Net income attributable to noncontrolling interests	$(9,475)	$(5,143)	$(23,982)	$(14,618)	$(64,070)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.
(2)	Represents the preferred allocation of income earned by the general partners or limited partners of certain consolidated funds.

Net income attributable to noncontrolling interests was $9.5 million for the second quarter of 2012, compared to $5.1 million for the first quarter of 2012 and $24.0 million for the second quarter of 2011. Net income attributable to noncontrolling interests of $9.5 million for the second quarter of 2012 was primarily a result of the following:

•

Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $14.5 million, primarily from gains of $13.3 million from our managed funds of funds and $1.2 million from our managed direct venture funds.

•	Noninterest expense of $3.9 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $75.9 million to $1.7 billion at June 30, 2012, primarily due to net income of $47.6 million in the second quarter of 2012 and an increase in accumulated other comprehensive income of $14.8 million primarily due to an increase in the fair value of our available-for-sale securities portfolio as a result of decreases in market interest rates. Additionally, our additional-paid-in capital increased by $13.5 million primarily due to stock purchases under our employee stock purchase plan and stock option exercises.

Outlook for the Year Ending December 31, 2012

Our outlook for the year ending December 31, 2012 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of initial public offering (“IPO”), M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2012, compared to our 2011 results, we currently expect the following outlook:

	Current full year 2012 outlook compared to 2011 results (as of July 26, 2012)	Change in outlook compared to outlook reported as of April 26, 2012

Average loan balances	Increase at a percentage rate in the high twenties	Outlook increased from mid twenties due to higher than expected growth in the second quarter of 2012

Average deposit balances	Increase at a percentage rate in the low teens	No change from previous outlook

Net interest income	Increase at a percentage rate in the high teens	No change from previous outlook

Net interest margin	Between 3.20% and 3.30%	No change from previous outlook

Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2011 levels of 1.23%	No change from previous outlook

Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	Outlook improved from between 0.40% and 0.70% due to the strong overall credit quality of our portfolio

Nonperforming loans as a percentage of total gross loans	Lower than 2011 levels of 0.52%	No change from previous outlook

Fees for deposit services, letters of credit, credit card, client investment, and foreign exchange, in aggregate	Increase at a percentage rate in the mid teens	No change from previous outlook

Noninterest expense* (excluding expenses related to noncontrolling interests)	Increase at a percentage rate in the high single digits	No change from previous outlook
*	Non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2012” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance; expense levels; and financial results (and the components of such results) for the year 2012.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2012 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by GAAP, and (ix) regulatory or legal changes. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On July 26, 2012, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the second quarter ended June 30, 2012. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “10827602.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, July 26, 2012, through midnight on Thursday, August 2, 2012, by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “10827602.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, July 26, 2012.

About SVB Financial Group

For nearly three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest income:
Loans	$113,935	$109,461	$93,466	$223,396	$183,242
Available-for-sale securities:
Taxable	44,072	47,375	44,217	91,447	85,599
Non-taxable	899	900	883	1,799	1,824
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	912	1,038	1,595	1,950	3,597

Total interest income	159,818	158,774	140,161	318,592	274,262

Interest expense:
Deposits	1,614	1,481	2,559	3,095	5,664
Borrowings	6,270	6,356	7,149	12,626	17,846

Total interest expense	7,884	7,837	9,708	15,721	23,510

Net interest income	151,934	150,937	130,453	302,871	250,752
Provision for (reduction of) loan losses	7,999	14,529	134	22,528	(2,913)

Net interest income after provision for loan losses	143,935	136,408	130,319	280,343	253,665

Noninterest income:
Gains on investment securities, net	25,809	7,839	71,680	33,648	123,017
Foreign exchange fees	12,031	12,103	10,354	24,134	20,851
Deposit service charges	8,369	8,096	7,838	16,465	14,955
Gains on derivative instruments, net	8,713	5,976	13,651	14,689	14,202
Credit card fees	6,169	5,668	4,364	11,837	8,181
Letters of credit and standby letters of credit fees	3,296	3,636	2,702	6,932	5,412
Client investment fees	3,375	2,897	3,107	6,272	6,768
Other	12,664	13,078	10,012	25,742	20,276

Total noninterest income	80,426	59,293	123,708	139,719	213,662

Noninterest expense:
Compensation and benefits	80,385	83,737	79,888	164,122	155,520
Professional services	16,514	14,607	13,891	31,121	26,878
Premises and equipment	9,419	7,564	6,440	16,983	12,352
Business development and travel	7,159	7,746	5,890	14,905	11,543
Net occupancy	5,378	5,623	4,546	11,001	9,196
Correspondent bank fees	2,840	2,688	2,202	5,528	4,365
FDIC assessments	2,731	2,498	2,163	5,229	5,638
Provision for (reduction of) unfunded credit commitments	1,922	(258)	976	1,664	76
Other	9,418	7,807	5,036	17,225	12,899

Total noninterest expense	135,766	132,012	121,032	267,778	238,467

Income before income tax expense	88,595	63,689	132,995	152,284	228,860
Income tax expense	31,517	23,756	43,263	55,273	66,033

Net income before noncontrolling interests	57,078	39,933	89,732	97,011	162,827
Net income attributable to noncontrolling interests	(9,475)	(5,143)	(23,982)	(14,618)	(64,070)

Net income available to common stockholders	$47,603	$34,790	$65,750	$82,393	$98,757

Earnings per common share—basic	$1.08	$0.79	$1.53	$1.87	$2.31
Earnings per common share—diluted	1.06	0.78	1.50	1.85	2.27
Weighted average common shares outstanding—basic	44,207,353	43,779,800	42,923,955	43,993,576	42,704,216
Weighted average common shares outstanding—diluted	44,711,895	44,460,005	43,739,743	44,572,656	43,559,345

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and share data)	June 30, 2012	March 31, 2012	June 30, 2011
Assets:
Cash and cash equivalents	$1,411,725	$850,624	$2,565,219
Available-for-sale securities	10,620,951	11,527,541	9,580,905
Non-marketable securities	1,132,312	1,021,941	875,194

Investment securities	11,753,263	12,549,482	10,456,099

Loans, net of unearned income	7,789,752	7,121,289	5,978,646
Allowance for loan losses	(98,166)	(100,922)	(82,155)

Net loans	7,691,586	7,020,367	5,896,491

Premises and equipment, net of accumulated depreciation and amortization	64,773	59,320	49,452
Accrued interest receivable and other assets	368,425	338,544	399,474

Total assets	$21,289,772	$20,818,337	$19,366,735

Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$12,842,250	$11,837,600	$10,683,945
Interest-bearing deposits	5,226,562	4,879,282	5,594,529

Total deposits	18,068,812	16,716,882	16,278,474

Short-term borrowings	5,880	849,380	—
Other liabilities	312,523	307,537	462,614
Long-term debt	458,232	601,835	609,596

Total liabilities	18,845,447	18,475,634	17,350,684

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 44,402,954 shares, 44,087,110 shares and 43,136,209 shares outstanding, respectively	44	44	43
Additional paid-in capital	529,113	515,614	462,885
Retained earnings	1,082,126	1,034,523	926,588
Accumulated other comprehensive income	104,077	89,309	47,377

Total SVBFG stockholders’ equity	1,715,360	1,639,490	1,436,893
Noncontrolling interests	728,965	703,213	579,158

Total equity	2,444,325	2,342,703	2,016,051

Total liabilities and total equity	$21,289,772	$20,818,337	$19,366,735

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	June 30, 2012			March 31, 2012			June 30, 2011
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$885,173	$912	0.41%	$1,171,410	$1,038	0.36%	$1,731,129	$1,595	0.37%
Available-for-sale securities: (2)
Taxable	10,839,571	44,072	1.64	10,405,476	47,375	1.83	9,419,378	44,217	1.88
Non-taxable (3)	92,123	1,384	6.04	92,236	1,384	6.03	93,939	1,359	5.80
Total loans, net of unearned income (4)	7,237,182	113,935	6.33	6,804,348	109,461	6.47	5,532,831	93,466	6.78

Total interest-earning assets	19,054,049	160,303	3.39	18,473,470	159,258	3.47	16,777,277	140,637	3.36

Cash and due from banks	275,921			318,574			274,044
Allowance for loan losses	(106,019)			(93,840)			(86,551)
Other assets (5)	1,666,925			1,534,339			1,289,761

Total assets	$20,890,876			$20,232,543			$18,254,531

Funding sources:
Interest-bearing liabilities:
NOW deposits	$97,675	$79	0.33%	$104,498	$79	0.30%	$71,360	$68	0.38%
Money market deposits	2,676,432	1,064	0.16	2,470,781	930	0.15	2,516,675	1,485	0.24
Money market deposits in foreign offices	120,323	30	0.10	152,582	37	0.10	162,419	126	0.31
Time deposits	158,743	181	0.46	152,621	179	0.47	307,600	300	0.39
Sweep deposits in foreign offices	2,090,460	260	0.05	2,059,284	256	0.05	2,659,999	580	0.09

Total interest-bearing deposits	5,143,633	1,614	0.13	4,939,766	1,481	0.12	5,718,053	2,559	0.18
Short-term borrowings	221,863	110	0.20	27,415	11	0.16	26,110	9	0.14
5.375% Senior Notes	347,860	4,816	5.57	347,810	4,815	5.57	347,665	4,810	5.55
3.875% Convertible Notes	—	—	—	—	—	—	38,446	656	6.84
Junior Subordinated Debentures	55,313	831	6.04	55,357	831	6.04	55,489	831	6.01
5.70% Senior Notes	95,322	360	1.52	143,485	503	1.41	188,610	444	0.94
6.05% Subordinated Notes	54,900	127	0.93	55,252	127	0.92	134,432	326	0.97
Other long-term debt	494	26	21.17	1,440	69	19.27	5,634	73	5.20

Total interest-bearing liabilities	5,919,385	7,884	0.54	5,570,525	7,837	0.57	6,514,439	9,708	0.60
Portion of noninterest-bearing funding sources	13,134,664			12,902,945			10,262,838

Total funding sources	19,054,049	7,884	0.17	18,473,470	7,837	0.17	16,777,277	9,708	0.23

Noninterest-bearing funding sources:
Demand deposits	12,264,003			12,025,997			9,551,686
Other liabilities	286,814			326,679			238,583
SVBFG stockholders’ equity	1,707,321			1,624,256			1,404,391
Noncontrolling interests	713,353			685,086			545,432
Portion used to fund interest-earning assets	(13,134,664)			(12,902,945)			(10,262,838)

Total liabilities and total equity	$20,890,876			$20,232,543			$18,254,531

Net interest income and margin		$152,419	3.22%		$151,421	3.30%		$130,929	3.13%

Total deposits	$17,407,636			$16,965,763			$15,269,739

Average SVBFG stockholders’ equity as a percentage of average assets			8.17%			8.03%			7.69%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(485)			(484)			(476)

Net interest income, as reported		$151,934			$150,937			$130,453

(1)	Includes average interest-earning deposits in other financial institutions of $288.8 million, $332.3 million and $286.6 million for the quarters ended June 30, 2012, March 31, 2012 and June 30, 2011, respectively. For the quarters ended June 30, 2012, March 31, 2012 and June 30, 2011, balance also includes $394.7 million, $594.4 million and $1.3 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on available-for-sale securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable available-for-sale securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $1.3 billion, $1.2 billion and $907.0 million for the quarters June 30, 2012, March 31, 2012 and June 30, 2011, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Six months ended
	June 30, 2012			June 30, 2011
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,028,291	$1,950	0.38%	$2,132,803	$3,597	0.34%
Investment securities: (2)
Taxable	10,622,524	91,447	1.73	9,026,291	85,599	1.91
Non-taxable (3)	92,179	2,768	6.04	95,150	2,807	5.95
Total loans, net of unearned income (4)	7,020,765	223,396	6.40	5,423,051	183,242	6.81

Total interest-earning assets	18,763,759	319,561	3.43	16,677,295	275,245	3.32

Cash and due from banks	297,248			270,092
Allowance for loan losses	(99,929)			(87,261)
Other assets (5)	1,600,631			1,243,082

Total assets	$20,561,709			$18,103,208

Funding sources:
Interest-bearing liabilities:
NOW deposits	$101,086	$158	0.31%	$73,807	$145	0.40%
Money market deposits	2,573,607	1,993	0.16	2,439,751	3,061	0.25
Money market deposits in foreign offices	136,452	67	0.10	149,266	238	0.32
Time deposits	155,682	361	0.47	324,875	677	0.42
Sweep deposits in foreign offices	2,074,873	516	0.05	2,631,402	1,543	0.12

Total interest-bearing deposits	5,041,700	3,095	0.12	5,619,101	5,664	0.20
Short-term borrowings	124,639	121	0.20	32,980	25	0.15
5.375% senior notes	347,835	9,631	5.57	347,641	9,619	5.58
3.875% convertible senior notes	—	—	—	143,394	4,210	5.92
Junior subordinated debentures	55,335	1,663	6.04	55,511	1,665	6.05
5.70% Senior Notes	119,403	863	1.45	226,632	1,113	0.99
6.05% Subordinated Notes	55,076	254	0.93	210,437	1,068	1.02
Other long-term debt	967	94	19.55	5,449	146	5.40

Total interest-bearing liabilities	5,744,955	15,721	0.55	6,641,145	23,510	0.71
Portion of noninterest-bearing funding sources	13,018,804			10,036,150

Total funding sources	18,763,759	15,721	0.17	16,677,295	23,510	0.28

Noninterest-bearing funding sources:
Demand deposits	12,145,000			9,350,705
Other liabilities	306,746			237,261	3.26%
SVBFG stockholders’ equity	1,665,789			1,359,848
Noncontrolling interests	699,219			514,249
Portion used to fund interest-earning assets	(13,018,804)			(10,036,150)

Total liabilities and total equity	$20,561,709			$18,103,208

Net interest income and margin		$303,840	3.26%		$251,735	3.04%

Total deposits	$17,186,700			$14,969,806

Average SVBFG stockholders’ equity as a percentage of average assets			8.10%			7.51%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(969)			(983)

Net interest income, as reported		$302,871			$250,752

(1)	Includes average interest-earning deposits in other financial institutions of $310.5 million and $270.0 million for the six months ended June 30, 2012 and 2011, respectively. For the six months ended June 30, 2012 and 2011, balance also includes $494.6 million and $1.6 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $1.2 billion and $840.9 million for the six months ended June 30, 2012 and 2011, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Equity warrant assets (1):
Gains on exercises, net	$2,219	$2,941	$7,581	$5,160	$9,605
Cancellations and expirations	(603)	(569)	(723)	(1,172)	(1,304)
Changes in fair value	3,260	4,563	7,003	7,823	9,556

Total net gains on equity warrant assets (2)	$4,876	$6,935	$13,861	$11,811	$17,857

(1)	At June 30, 2012, we held warrants in 1,215 companies, compared to 1,192 companies at March 31, 2012 and 1,153 companies at June 30, 2011.
(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Weighted average common shares outstanding—basic	44,207	43,780	42,924	43,994	42,704
Effect of dilutive securities:
Stock options and employee stock purchase plan	385	501	654	426	678
Restricted stock units	120	179	101	153	100
3.875% Convertible Notes (1)	—	—	61	—	77

Total effect of dilutive securities	505	680	816	579	855

Weighted average common shares outstanding—diluted	44,712	44,460	43,740	44,573	43,559

(1)	These notes matured on April 15, 2011.

Capital Ratios

	June 30, 2012	March 31, 2012	June 30, 2011
SVB Financial Group:
Total risk-based capital ratio	13.85%	14.30%	14.97%
Tier 1 risk-based capital ratio	12.62	12.91	13.58
Tier 1 leverage ratio	8.07	8.04	8.04
Tangible common equity to tangible assets ratio (1)	8.06	7.87	7.42
Tangible common equity to risk-weighted assets ratio (1)	13.35	13.54	13.72

Silicon Valley Bank:
Total risk-based capital ratio	12.24%	12.59%	13.06%
Tier 1 risk-based capital ratio	10.98	11.16	11.62
Tier 1 leverage ratio	7.01	6.94	6.82
Tangible common equity to tangible assets ratio (1)	7.39	7.16	6.67
Tangible common equity to risk-weighted assets ratio (1)	11.86	11.94	12.07

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	June 30, 2012	March 31, 2012	June 30, 2011
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$726,365	$568,580	$613,681
Hardware	368,073	427,989	163,224
Venture capital/private equity	714,396	478,677	361,129
Life science	317,316	288,848	205,358
Premium wine (1)	5,700	6,200	5,300
Other	159,072	119,370	110,513

Total commercial loans	2,290,922	1,889,664	1,459,205

Real estate secured loans:
Premium wine (1)	74,867	75,382	77,726
Consumer loans (2)	—	19,744	—

Total real estate secured loans	74,867	95,126	77,726

Consumer loans (2)	45,000	45,750	38,200

Total loans individually equal to or greater than $20 million	$2,410,789	$2,030,540	$1,575,131

Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,053,641	$1,967,782	$1,682,784
Hardware	713,958	636,753	489,789
Venture capital/private equity	703,319	655,954	659,487
Life science	609,578	583,496	426,402
Premium wine	115,542	115,079	122,882
Other	231,639	233,334	149,839

Total commercial loans	4,427,677	4,192,398	3,531,183

Real estate secured loans:
Premium wine	300,121	286,147	263,795
Consumer loans	554,093	522,658	462,791

Total real estate secured loans	854,214	808,805	726,586

Construction loans	33,159	30,040	38,108
Consumer loans	131,629	118,996	159,958

Total loans individually less than $20 million	$5,446,679	$5,150,239	$4,455,835

Total gross loans	$7,857,468	$7,180,779	$6,030,966

Loans individually equal to or greater than $20 million as a percentage of total gross loans	30.7%	28.3%	26.1%
Total clients with loans individually equal to or greater than $20 million	74	67	51
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$21,965	$—
Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	—%	1.08%	—%

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.
(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period end balances at
(Dollars in thousands, except ratios)	June 30, 2012	March 31, 2012	June 30, 2011
Nonperforming loans and assets:
Gross nonperforming loans:
Loans past due 90 days or more still accruing interest	$25	$—	$2
Impaired loans	27,071	41,697	36,335

Total gross nonperforming loans	$27,096	$41,697	$36,337

Nonperforming loans as a percentage of total gross loans	0.34%	0.58%	0.60%
Nonperforming loans as a percentage of total assets	0.13	0.20	0.19

Allowance for loan losses	$98,166	$100,922	$82,155
As a percentage of total gross loans	1.25%	1.41%	1.36%
As a percentage of total gross nonperforming loans	362.29	242.04	226.09
Allowance for loan losses for impaired loans	$5,665	$18,369	$6,248
As a percentage of total gross loans	0.07%	0.26%	0.10%
As a percentage of total gross nonperforming loans	20.91	44.05	17.19
Allowance for loan losses for total gross performing loans	$92,501	$82,553	$75,907
As a percentage of total gross loans	1.18%	1.15%	1.26%
As a percentage of total gross performing loans	1.18	1.16	1.27
Total gross loans	$7,857,468	$7,180,779	$6,030,966
Total gross performing loans	7,830,372	7,139,082	5,994,629
Reserve for unfunded credit commitments (1)	23,476	21,553	17,490
As a percentage of total unfunded credit commitments	0.27%	0.27%	0.24%
Total unfunded credit commitments (2)	8,752,705	7,866,137	7,414,613

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”
(2)	Includes unfunded loan commitments and letters of credit

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Client directed investment assets	$7,133	$7,556	$9,134	$7,344	$9,236
Client investment assets under management	10,472	9,986	8,540	10,229	8,008
Sweep money market funds	2,259	1,341	85	1,800	42

Total average client investment funds	$19,864	$18,883	$17,759	$19,373	$17,286

Period-end Off-Balance Sheet Client Investment Funds (1)

(Dollars in millions)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Client directed investment assets	$7,003	$7,147	$7,709	$8,581	$8,515
Client investment assets under management	10,399	10,190	9,919	9,682	9,444
Sweep money market funds	2,695	1,775	1,116	429	200

Total period-end client investment funds	$20,097	$19,112	$18,744	$18,692	$18,159

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Gains of $5.0 million and $37.3 million from the sales of certain available-for-sale securities in the second quarters of 2012 and 2011, respectively.

•	Gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

•

Net gains of $3.1 million from the repurchase of $108.6 million aggregate principal amount of our 5.70% Senior Notes and $204.0 million aggregate principal amount of our 6.05% Subordinated Notes and the termination of the associated portions of interest rate swaps in the second quarter of 2011.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•

Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•

Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•

Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

	Three months ended					Six months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011
Net income available to common stockholders	$47,603	$34,790	$35,574	$37,571	$65,750	$82,393	$98,757
Less: gains on sales of certain available-for-sale securities (1)	(4,955)	—	—	—	(37,314)	(4,955)	(37,314)
Tax impact of gains on sales of available-for-sale securities	1,974	—	—	—	14,810	1,974	14,810
Less: net gains on the sale of certain assets related to our equity management services business (2)	(4,243)	—	—	—	—	(4,243)	—
Tax impact of net gains on the sale of certain assets related to our equity management services business	1,690	—	—	—	—	1,690	—
Less: net gain from note repurchases and termination of corresponding interest rate swaps (3)	—	—	—	—	(3,123)	—	(3,123)
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	—	1,240	—	1,240

Non-GAAP net income available to common stockholders	$42,069	$34,790	$35,574	$37,571	$41,363	$76,859	$74,370

GAAP earnings per common share — diluted	$1.06	$0.78	$0.81	$0.86	$1.50	$1.85	$2.27
Less: gains on sales of certain available-for-sale securities (1)	(0.11)	—	—	—	(0.85)	(0.11)	(0.86)
Tax impact of gains on sales of available-for-sale securities	0.05	—	—	—	0.34	0.04	0.34
Less: net gains on the sale of certain assets related to our equity management services business (2)	(0.10)	—	—	—	—	(0.10)	—
Tax impact of net gains on the sale of certain assets related to our equity management services business	0.04	—	—	—	—	0.04	—
Less: net gain from note repurchases and termination of corresponding interest rate swaps (3)	—	—	—	—	(0.07)	—	(0.07)
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	—	0.03	—	0.03

Non-GAAP earnings per common share — diluted	$0.94	$0.78	$0.81	$0.86	$0.95	$1.72	$1.71

Weighted average diluted common shares outstanding	44,711,895	44,460,005	43,816,572	43,791,238	43,739,743	44,572,656	43,559,345

(1)	Gains on the sales of $315.7 million and $1.4 billion in certain available-for-sale securities in the second quarter of 2012 and 2011, respectively.
(2)	Net gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.
(3)	Net gains of $3.1 million from the repurchase of $108.6 million of our 5.70% Senior Notes and $204.0 million of our 6.05% Subordinated Notes and the termination of the corresponding portions of interest rate swaps in the second quarter of 2011.

	Three months ended					Six months ended
Non-GAAP return on average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011
Non-GAAP net income available to common stockholders	$42,069	$34,790	$35,574	$37,571	$41,363	$76,859	$74,370

Average assets	$20,890,876	$20,232,543	$19,660,570	$18,796,510	$18,254,531	$20,561,709	$18,103,208

Average SVBFG stockholders’ equity	$1,707,321	$1,624,256	$1,570,556	$1,500,452	$1,404,391	$1,665,789	$1,359,848

Non-GAAP return on average assets (annualized)	0.81%	0.69%	0.72%	0.79%	0.91%	0.75%	0.83%
Non-GAAP return on average SVBFG stockholders’ equity (annualized)	9.91	8.61	8.99	9.93	11.81	9.28	11.03

	Three months ended					Six months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011
GAAP noninterest income	$80,426	$59,293	$73,059	$95,611	$123,708	$139,719	$213,662
Less: income attributable to noncontrolling interests, including carried interest	13,384	7,918	10,977	41,239	26,558	21,302	70,120

Noninterest income, net of noncontrolling interests	67,042	51,375	62,082	54,372	97,150	118,417	143,542
Less: gains on sales of certain available-for-sale securities	4,955	—	—	—	37,314	4,955	37,314
Less: net gains on the sale of certain assets related to our equity management services business	4,243	—	—	—	—	4,243	—

Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets	$57,844	$51,375	$62,082	$54,372	$59,836	$109,219	$106,228

Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	Three months ended					Six months ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011
GAAP net gains on investment securities	$25,809	$7,839	$19,755	$52,262	$71,680	$33,648	$123,017
Less: income attributable to noncontrolling interests, including carried interest	14,502	7,338	12,259	42,961	26,437	21,840	69,822

Net gains on investment securities, net of noncontrolling interests	11,307	501	7,496	9,301	45,243	11,808	53,195
Less: gains on sales of certain available-for-sale securities	4,955	—	—	—	37,314	4,955	37,314

Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$6,352	$501	$7,496	$9,301	$7,929	$6,853	$15,881

	Three months ended					Six months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011
GAAP noninterest expense	$135,766	$132,012	$134,710	$127,451	$121,032	$267,778	$238,467
Less: amounts attributable to noncontrolling interests	3,947	2,818	2,699	2,766	2,621	6,765	6,102
Less: net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	—	(3,123)	—	(3,123)

Non-GAAP noninterest expense, net of noncontrolling interests	$131,819	$129,194	$132,011	$124,685	$121,534	$261,013	$235,488

GAAP taxable equivalent net interest income	$152,419	$151,421	$140,555	$135,938	$130,929	$303,840	$251,735
Less: income attributable to noncontrolling interests	38	43	38	32	45	81	52

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	152,381	151,378	140,517	135,906	130,884	303,759	251,683
Non-GAAP noninterest income, net of noncontrolling interests	57,844	51,375	62,082	54,372	59,836	109,219	106,228

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$210,225	$202,753	$202,599	$190,278	$190,720	$412,978	$357,911

Non-GAAP operating efficiency ratio	62.70%	63.72%	65.16%	65.53%	63.72%	63.20%	65.80%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
GAAP non-marketable securities	$1,132,312	$1,021,941	$1,004,440	$951,963	$875,194
Less: noncontrolling interests in non-marketable securities	671,813	661,750	647,432	605,558	543,548

Non-GAAP non-marketable securities, net of noncontrolling interests	$460,499	$360,191	$357,008	$346,405	$331,646

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
GAAP SVBFG stockholders’ equity	$1,715,360	$1,639,490	$1,569,392	$1,536,098	$1,436,893
Less: intangible assets	—	559	601	650	709

Tangible common equity	$1,715,360	$1,638,931	$1,568,791	$1,535,448	$1,436,184

GAAP total assets	$21,289,772	$20,818,337	$19,968,894	$19,195,363	$19,366,735
Less: intangible assets	—	559	601	650	709

Tangible assets	$21,289,772	$20,817,778	$19,968,293	$19,194,713	$19,366,026

Risk-weighted assets	$12,850,191	$12,102,502	$11,837,902	$10,808,233	$10,470,533

Tangible common equity to tangible assets	8.06%	7.87%	7.86%	8.00%	7.42%
Tangible common equity to risk-weighted assets	13.35	13.54	13.25	14.21	13.72

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Tangible common equity	$1,479,817	$1,403,570	$1,346,854	$1,317,325	$1,216,268

Tangible assets	$20,027,219	$19,596,848	$18,758,813	$18,016,695	$18,225,561

Risk-weighted assets	$12,482,417	$11,752,897	$11,467,401	$10,453,446	$10,075,105

Tangible common equity to tangible assets	7.39%	7.16%	7.18%	7.31%	6.67%
Tangible common equity to risk-weighted assets	11.86	11.94	11.75	12.60	12.07